U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

| | Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

| | Form 3 Holdings Reported

|X| Form 4 Transactions Reported

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1. Name and Address of Reporting Person*

KIEHNAU                  MICHAEL                   D.
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   (Last)               (First)                 (Middle)

                   c/o Commodore Separation Technologies, Inc.
                        150 East 58th Street, Suite 3400
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                                    (Street)

New York               New York                10155
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

COMMODORE SEPARATION TECHNOLOGIES, INC.
             ("CXOT")

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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4. Statement for Month/Year

December 31, 1998
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   | |   Director                             | |   10% Owner
   |X|   Officer (give title below)           | |   Other (specify below)

   Vice President - Finance and Operations
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7. Individual or Joint/Group Filing (Check Applicable Line)
   |X|  Form filed by One Reporting Person
   | |  Form filed by More than One Reporting Person

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* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Security Acquired (A) or        Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Employee Stock     $5.00     12/15/98  D              50,625   (1)    9/5/06   Common    50,625    $5.00     -0-     D
Option                                                                         Stock
(right to buy)
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Employee Stock     $2.50     12/15/98  D              25,000   (2)    6/17/07  Common    25,000    $2.50     -0-     D
Option                                                                         Stock
(right to buy)
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Employee Stock   $0.09375    12/15/98  A      187,500          (3)    12/15/08 Common   187,500  $0.09375  187,500   D
Option                                                                         Stock
(right to buy)
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Explanation of Responses:

(1) Options were vested 60% on 9/5/98; 20% would vest on 9/5/99 and 20% on 9/5/00.

(2) Options were vested 40% on 6/17/98; 20% would vest on 6/17/99, 20% on 6/17/00 and 20% on 6/17/01.

(3)   Options vested 50% on 12/15/98 and will vest 50% on 12/15/99.


/s/ Michael D. Kiehnau                                      February 12, 1999
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.